Dynatronics Corporation Provides Update Regarding Transition to OTC Markets Group

EAGAN, MN / ACCESSWIRE / June 28, 2024 / - As previously disclosed, Dynatronics Corporation (Nasdaq: DYNT) ("Dynatronics" or the "Company"), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, received written notice from The Nasdaq Stock Market ("Nasdaq") that if Dynatronics' common stock failed to regain compliance with Nasdaq's minimum bid price requirement before June 24, 2024, the Company's common stock would be delisted from Nasdaq. On June 27, 2024, Dynatronics received written notice from Nasdaq that trading of the Company's common stock will be suspended at the open of business on July 9, 2024 due to Dynatronics' failure to regain compliance with the minimum bid price requirement.

Prior to receiving Nasdaq's written notice, the Company considered its alternatives and concluded that transitioning to The OTC Markets Group, Inc. ("OTC") is the best course of action given recurring instances of noncompliance with Nasdaq listing requirements. OTC has approved the quotation of the Company's common stock on the OTCQB Venture Market ("OTCQB") and the Company's common stock is expected to be quoted on OTCQB immediately following its suspension of trading on Nasdaq on July 9, 2024. The ticker symbol and CUSIP for the Company's common stock is not expected to change in connection with its commencement of quotation on the OTCQB. Shareholders of the Company's common stock are not required to take any action.

The Company will continue to remain a reporting company under the Securities Exchange Act of 1934, as amended, and the transition to OTCQB is not expected to affect the Company's business operations.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures and sells a broad range of products for clinical use in physical therapy, rehabilitation, orthopedics, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, and hospitals. The Company's products are marketed under a portfolio of high quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann®, and PROTEAM™, among others. More information is available at www.dynatronics.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to the suspension of trading of the Company's common stock on Nasdaq and the future trading of the Company's common stock on OTCQB. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's annual, quarterly, and other reports filed with the Securities and Exchange Commission. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Dynatronics Corporation

Investor Relations

ir@dynatronics.com

For additional information, please visit: www.dynatronics.com

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SOURCE: Dynatronics Corporation